Exhibit 10.2

Master Tek Growth
Long Term Incentive Program

2002

CONFIDENTIAL

Purpose and Overview

To support our growth strategy for the sub metering business we recognize the need to establish a long-term growth incentive program for Master Tek. The objective of this incentive program is to attain and recognize sustained growth over time. This initial 3-year incentive program is based on meeting certain levels of account growth and maintaining a gross billing margin that exceeds 60%. These measures are being used to provide a focus on growth and retention of accounts as well as continuing profitability.

Eligibility

This program is designed for Jim Wisener, President of Master Tek International, Inc.

Measurement Goals and Payments

The chart below shows the bonus amounts for the various levels of average active accounts. The average number of billed units is based on the average for the last calendar quarter of the end of the 3-year incentive period, 2002-2004.

	Bonus	Maximum Bonus
Units Billed
160,000	$135,000	$135,000
Next 50,000	$135,000 plus $5 per unit	$385,000
Next 50,000	$385,000 plus $5.50 per unit	$660,000
Next 50,000	$660,000 plus $6 per unit	$960,000
Above 310,000	$960,000 plus $6.50 per unit	None

For any bonus payment a minimum of 160,000 average units must be billed by the end of the incentive period AND the 3-year average gross billing margin must be 60% or greater. All bonus payments are subject to federal, state and local income taxes. The participant may select incentive payments in 4 equal quarterly installments, or in one lump sum.

Conditions

The payment of the Master Tek Growth Long Term Incentive is contingent upon continued satisfactory performance of the duties and responsibilities of the President of Master Tek. Performance below a satisfactory level will disqualify the individual for incentive program payment(s).

This incentive program assumes Master Tek remains part of the Southwest Water Company family of companies for the 3-year incentive period. If Master Tek is sold during the incentive period, progress toward the goals above will be measured from January 1, 2002 to the closing of the deal. The average units billed will be measured using the 3 months before the closing. The average PBT will be the average from January 1, 2002 to the closing of the deal. Progress toward the goals and the any bonus payment will be prorated. Within 90 days of the deal closing any bonus payment will be paid in a lump sum or 4 equal quarterly installments, whichever the participant chooses.

The establishment of this long-term incentive program does not constitute an employment contract or guarantee of continued employment. The position with Master Tek is for an unspecified term and is considered employment at will.

This long-term-growth incentive program will be reviewed annually and may be extended beyond the initial 3-year time frame. Southwest Water Company reserves the right to change this program at any time, but any changes made to the program will be made prospectively, not retroactively.

Signed:	/s/ Peter J. Moerbeek
Peter J. Moerbeek

Approved:	/s/ Anton C. Gamiel
Anton C. Gamiel